Exhibit 8.1

List of Subsidiaries of Perfect World Co., Ltd. (the “Registrant”)

Wholly-Owned Subsidiaries

1.	Beijing Perfect World Software Co., Ltd., a PRC company
2.	Perfect Online Holding Limited, a Hong Kong company
3.	Perfect World Entertainment Inc., a Delaware, USA company
4.	Perfect World Interactive Entertainment Co., Ltd., a Cayman Islands company
5.	Perfect Game Holding Limited, a British Virgin Islands company
6.	Global Interserv (Caymans) Inc., a Cayman Islands company
7.	Interserv Information and Technology (Shanghai) Co., Ltd., a PRC company
8.	Chengdu Interserv Information and Technology Co., Ltd., a PRC company
9.	Perfect Star Co., Ltd., a Malaysia company
10.	Perfect Pictures Co., Ltd., a British Virgin Islands company
11.	Perfect Sky Online Co., Limited, a Hong Kong company
12.	Perfect Entertainment Zone N.V., a Netherlands Antilles company
13.	Perfect World Interactive Technology Co., Ltd., a Taiwan company
14.	Shanghai Perfect World Software Co., Ltd., a PRC company
15.	Perfect World Universal Coöperatieve U.A., a Netherlands company
16.	Perfect World Europe B.V., a Netherlands company
17.	C&C Media Co., Ltd., a Japanese company
18.	CCO Co., Ltd., a Japanese company
19.	Beijing Perfect World Digital Entertainment Software Co., Ltd., a PRC company

Majority-Owned Subsidiaries

20.	Runic Games, Inc., a U.S. company

Affiliated Entities Consolidated in the Registrant’s Financial Statement

21.	Beijing Perfect World Network Technology Co., Ltd., a PRC company
22.	Shanghai Perfect World Network Technology Co., Ltd., a PRC company
23.	Chengdu Perfect World Network Technology Co., Ltd., a PRC company
24.	Beijing Perfect World Cultural Communication Co., Ltd., a PRC company
25.	Beijing Huanxiang Zongheng Network Technology Co., Ltd., a PRC company
26.	Beijing Perfect World Digital Entertainment Co., Ltd., a PRC company